Exhibit 99.1

COMPANY CONTACT

Mark Brugger

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK NAMES JAY JOHNSON NEW EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

BETHESDA, Maryland, March 12, 2018 — DiamondRock Hospitality Company (the “Company”) (NYSE:DRH) today announced that it has named Jay Johnson as its new Executive Vice President and Chief Financial Officer.

“Jay is a rare talent and brings an excellent background as a former banker and public company executive with experience in managing complex balance sheets, interfacing with external stakeholders, and appreciating capital allocation decisions that drive shareholder value.  He will be a great addition to our team,” stated Mark W. Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company.

Prior to joining DiamondRock, Mr. Johnson served as Senior Vice President and Treasurer of Host Hotels & Resorts (NYSE: HST), a lodging real estate investment trust.  In this role, he was responsible for the company’s financing activities globally, including all capital raising, liability management, corporate liquidity, enterprise risk management and acquisition financing.  While at Host, he completed over $14 billion in debt and equity capital transactions in 12 countries and managed a balance sheet that encompassed over $5 billion of available debt capital.  Mr. Johnson served as a member of the senior management team and managed the company’s relationships with financial institutions, fixed income investors and ratings agencies.  He currently serves on the Real Estate Capital Policy Advisory Committee of The Real Estate Roundtable.  In 2016, he was named to the Washington Business Journal’s list of top 40 under 40 business executives.

Prior to Host, Mr. Johnson served in a variety of banking roles at KeyBank Real Estate Capital and Bank of America.  Prior to those banking roles, he was in the management consulting practice of Deloitte & Touche LLP, the investment banking group at Prudential Securities and the industrial markets trading division of Enron Corporation.

Mr. Johnson received an MBA from Harvard Business School and a BA in economics from Morehouse College.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company, as of the date herein, owns 30 premium quality hotels with over 9,900 rooms. The Company has strategically positioned its hotels to be operated both under leading global brands such as Hilton, Marriott, and Westin and boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.